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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                               HARMONY BROOK, INC.
------------------------------------------------------------------------------

                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   413 188 103
                               ------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Page 1 of 7 pages

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-------------------------                            ------------------------
 CUSIP NO.  413 188 103                13G               PAGE  2  OF  7 PAGES
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    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Donald R. Brattain
              Social Security No. ###-##-####
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    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) / /
                                                                  (b) / /
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    3     SEC USE ONLY
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    4     CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
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                       5    SOLE VOTING POWER
  NUMBER OF SHARES
    BENEFICIALLY                  158,400 (a)
      OWNED BY         -------------------------------------------------------
        EACH           6    SHARED VOTING POWER
     REPORTING
       PERSON                     0
        WITH           -------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER

                                  158,400 (a)
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                  0
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    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        158,400 (a)
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    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
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    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9        1.97%
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    12    TYPE OF REPORTING PERSON*

                         IN
------------------------------------------------------------------------------

             *SEE INSTRUCTION BEFORE FILLING OUT!

                     Page 2 of 7 pages

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                                      NOTES

     (a) The reporting person directly beneficially owns 158,400 shares of the Issuer's common stock, which includes 12,400 shares of Common Stock issuable pursuant to currently exercisable options and 146,000 shares of Common Stock issuable pursuant to currently exercisable warrants. The reporting person is a director of the Issuer.







                                Page 3 of 7 pages

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                                  SCHEDULE 13 G

ITEM 1.

     (a)  Name of Issuer

          Harmony Brook, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          1030 Lone Oak Road, Suite 110
          Eagan, Minnesota 55121

ITEM 2.

     (a)  Name of Person Filing

          Donald R. Brattain

     (b)  Address of Principal Business Office or, if none,
          Residence

          Brattain & Associates, LLC
          601 Carlson Parkway, Suite 1140
          Minneapolis, MN  55305

     (c)  Citizenship

          USA

     (d)  Title of Class of Securities

          Common Stock, No Par Value

     (e)  CUSIP Number

          413 188 103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

     (a)  ____      Broker or Dealer registered under Section 15 of the Act

     (b)  ____      Bank as defined in section 3(a)(6) of the Act


                                Page 4 of 7 pages

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     (c)  ____      Insurance Company as defined in section 3(a)(19) of the Act

     (d)  ____      Investment Company registered under section 8 of the
                    Investment Company Act

     (e)  ____      Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940

     (f)  ____      Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                    1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

     (g)  ____      Parent Holding Company, in accordance with Rule
                    13d-1(b)(1)(ii)(G) (Note:  See Item 7)

     (h)  ____      Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


ITEM 4.   OWNERSHIP

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          Not applicable.

     (a)  Amount Beneficially Owned



     (b)  Percent of Class



     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote



          (ii)  shared power to vote or to direct the vote



          (iii) sole power to dispose or to direct the disposition of




                                Page 5 of 7 pages

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          (iv) shared power to dispose or to direct the disposition of





 ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /x/


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable


ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the

                                Page 6 of 7 pages

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          control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 9, 1998


                                     /S/ DONALD R. BRATTAIN
                                   -------------------------------------------
                                   Donald R. Brattain


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